UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Syntel, Inc.

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This filing consists of the following document:

•	Employee FAQ, made available July 23, 2018.

Sr. No	Question	Answer

1	What is the nature of transaction between Syntel and Atos?	On July 20, 2018, Syntel entered into a definitive agreement to be acquired by Atos, a global leader in Digital Services. Atos will acquire all outstanding shares of Syntel at a price of $41.00 per share in an all-cash transaction.

2	What is Atos’ background and what do they do?	Atos is a global IT services and technology corporation rooted in Europe with headquarters in Bezons, France and offices worldwide – specializing in hi-tech transactional services, unified communications, cloud, big data, High Performance Computing and cybersecurity services.
Refer https://atos.net/en/

3	What is Atos’ Revenue and Market Cap?	Atos’ 2017 revenues were €12.69 billion. Its current market capitalization is circa €13 billion

4	How many employees and offices does Atos have?	Atos employs circa 100,000 people in 73 countries worldwide.

5	Why is this merger good for Syntel and Atos?	We believe the merger maximizes value for all Syntel shareholders. Upon closing, Syntel will become part of a larger (~€13 billion market cap), diversified (services and industries) and global (73 countries) Atos Group. Our customers will have access to a wider services portfolio of Atos which has deep expertise in Infrastructure Management, Cloud, Cybersecurity and Workplace Services. Syntel will have ability to service Customers across multiple geographies (73 countries) with higher investments in new services and capabilities. Atos will leverage Syntel’s strong Delivery, Operations and Digital Capabilities, Customer base, Operating Model to expand their footprint and drive their growth objectives

6	What is a definitive agreement?	The definitive merger agreement is a legal document providing for the acquisition of Syntel by Atos, which provides for the terms and conditions of the merger between Syntel and a subsidiary of Atos.

7	What will be the new structure?	We will continue to provide services and conduct business as we have in the past until the transaction closes. Following the merger, Syntel will be a wholly owned subsidiary of Atos, and we expect to continue to service our customers as we have in the past, but with the benefits of the Atos platform.

8	What is the timing for finalizing the transaction of Merger?	The transaction is subject to regulatory approvals and the approval of the Syntel shareholders. We expect the merger to close in Q4 2018 following receipt of these approvals.

Sr. No	Question	Answer

9	What is the process for finalization?	It is important that all associates continue to focus on achieving 2018 objectives and ensure zero disruption to our customers’ business.

10	How will the two companies be integrated? What process will be followed?	The preparation of the integration process and a dedicated team will be announced in due course. The focus will be on maximizing growth opportunities based on customer satisfaction and success of each one of us following the closing. As the integration planning progresses, associates will be updated regularly.

11	How long do we anticipate the integration process to take before the combined firm is working as one?	It is too early to say at this time, but Atos has a long-standing experience in successfully integrating acquisitions. The integration team will take appropriate time needed to ensure the best possible outcome for the new company and bring the greatest opportunities to provide our customers enhanced value and growth for our associates following the closing, in the respect of our company culture and values.

12	Is it possible that this merger is not approved at the end of this transactional period?	We believe that this is an excellent transaction for shareholders, customers and associates, and the boards of directors of Syntel and Atos have unanimously approved and the Syntel board has recommended its shareholders to approve the transaction. Certain founders of Syntel and their affiliates, holding 51,07% of the shares of Syntel, have committed to vote in favor of the transaction. We expect all closing conditions to be satisfied, but there can be no assurance that will be the case.

13	When will we learn more details about the combined company?	The integration team with representatives from both Syntel and Atos will work closely through the integration planning process and will provide additional details as appropriate, as we move towards completing the merger.

14	Can I talk to people at Atos? Can I visit their offices?	No. Until the merger is completed it is business as usual, Syntel and Atos will continue to operate as two separate companies. Due to regulatory requirements, associates of each company should not interact or visit offices of the other company unless directed to do so by a member of the integration team.

15	How much will this merger contribute to the combined company’s growth?	While the merger will continue to contribute to the combined company’s growth, Atos believes that thanks to a highly complementary portfolio and business footprint the combined entity growth will be significantly higher than that of the individual entities.

Sr. No	Question	Answer

16	Will our shares continue to trade separately? On what exchange will the shares be traded?

Until the merger closes, each company’s shares will continue to trade separately. At the closing of the merger, all Syntel shares will be converted into the cash merger consideration and Syntel will be wholly owned by Atos. After the merger closes, Syntel’s stock will no longer be publicly traded.

17	What should I tell customers about the proposed merger?

Until completion of the merger, it is business as usual. Only associates authorized by the management team will interact with the customers on the information regarding the merger. If a customer asks for more information, please direct them to the materials that will be publicly available or to the senior management. A set of talking points will be made available for the authorized representatives to guide their interactions with customers. Please refer to these in your discussions.

18	Will each company be able to sell the others’ services?

At this time, the sales structure that will be put in place following the closing for the combined company has not been determined. We will continue to operate as separate entities until the closing. Any changes that may be determined during the integration process will be made to ensure that we are providing our customers with world-class service and will be communicated as appropriate. For now, it is important that all associates continue to focus on achieving our 2018 objectives and targets.

19	What should I do if I get a call from a member of the media asking about the merger?	If a member of the news media or industry/financial analyst contacts you, do not provide comment. Instead, please immediately refer that person to Sameer Arora (Sameer_arora@syntelinc.com).
20	How does this merger benefit me?

The merger will bring in exciting new opportunities to all associates to develop their capabilities and expand their roles and responsibilities. After the merger, you will have access to additional capabilities, technologies and geographies.

21	Will there be change to my role, Band/Grade, Designation?	There will be no changes to roles, Bands/Grades, designations or reporting structures until further notice. We believe that this merger will create exciting new opportunities for all our associates. As we progress on our sustainable, long-term growth path, we will continue to invest in the new capabilities and skill sets required to best serve our customers and, in turn, offer challenging and new career development opportunities for all our associates.

Sr. No	Question	Answer

22	Will I have the opportunity to work in other parts of the merged company’s business?

There will be many opportunities created as a result of this merger. Please be patient, carry on with your great work and continue to focus on achieving our 2018 objective and targets and deliver our best to our customers. Any opportunities to work in other parts of the business will be communicated following the completion of the merger. It is important to remember that, until completion of the merger, it is business as usual and the two companies will run separately.

23	How will the merger affect my service date at Syntel?	In general, your prior years of service with Syntel will be recognized.

24	How will my ongoing professional development be supported as a result of the merger?

We will continue to invest in supporting growth and development initiatives for all our associates. We encourage our associates to continue their learning plans through Syntel X.0 and programs offered by the Learning and Development team. We expect our associates to benefit from this merger by having access to more development opportunities after closing through formal learning and development programs.

25	Where do I reach out for queries	You are encouraged to reach out to your vertical HR representative. You will receive updates through emails, Town halls by Leaders [as well as group meetings by your managers].

26	Do we expect cost reductions or reductions in force as a result of this merger?	We do not foresee any reduction in our workforce as a result of this merger, in the near future.

27	Will offices be closing or consolidating? Will I have to move offices?	At this time there is no change in office locations as we will be running our business as usual. Our associates at our customer locations will continue to operate in their respective current locations.

28	How will the merger affect my compensation and benefits?	For the immediate term, you will remain under your current benefits and pay structure. For the one year period following the closing of the merger, to the extent you continue to be employed by the Company, your base salary and target annual cash bonus opportunity will be no less favorable in the aggregate than the base salary and target annual cash bonus opportunity provided by the Company immediately prior to the closing of the merger. You will also receive pension and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the closing of the merger. If you experience a termination of employment qualifying you for severance under Parent’s severance plans, you will be eligible to receive severance benefits that are no less favorable than the severance benefits that are provided to similarly situated employees of Parent and its affiliates. Following this one year period, any changes will be communicated directly to you by Atos.

Sr. No	Question	Answer

29	Will I receive a bonus/variable for 2018?	Yes you will be paid bonus/variable same as if the merger did not happen.

30	What will happen to my equity awards?	If you have Syntel RSUs, you will receive a separate communication from HR on RSU treatment.